Exhibit 99.5

To the Limited Partners of

JEM Master Fund L.P.

To the best of the knowledge and belief of the undersigned, the information contained herein is accurate and complete.

By:	Patrick T. Egan
President and Director
Ceres Managed Futures LLC
General Partner,
JEM Master Fund L.P.

Ceres Managed Futures LLC
522 Fifth Avenue
New York, NY 10036
(855) 672-4468

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Partners of JEM Master Fund L.P. (Master in Liquidation):

We have audited the accompanying statement of financial condition (liquidation basis) of JEM Master Fund L.P. (Master in Liquidation) (the “Master”) as of September 30, 2016 (termination of operations), and the related statements of income and expenses (liquidation basis) and changes in partners’ capital (liquidation basis) for the period from January 1, 2016 to September 30, 2016 (termination of operations). In addition, we have audited the accompanying statement of financial condition of the Master, including the condensed schedule of investments, as of December 31, 2015, and the related statements of income and expenses and changes in partners’ capital for the years ended December 31, 2015 and 2014. These financial statements are the responsibility of the Master’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. The Master is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audits included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Master’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

As discussed in Note 1 to the financial statements, the Master terminated operations on September 30, 2016. As a result, the Master changed its basis of accounting from the going concern basis to the liquidation basis.

In our opinion, such financial statements present fairly, in all material respects, (1) the financial position (liquidation basis) of JEM Master Fund L.P. (Master in Liquidation) as of September 30, 2016 (termination of operations), (2) the results of its operations (liquidation basis) and changes in its partners’ capital (liquidation basis) for the period from January 1, 2016 to September 30, 2016 (termination of operations), (3) its financial position as of December 31, 2015, and (4) the results of its operations and changes in its partners’ capital for the years ended December 31, 2015 and 2014, in conformity with accounting principles generally accepted in the United States of America applied on the bases described in the preceding paragraph.

/s/ Deloitte & Touche LLP

New York, New York

December 9, 2016

JEM Master Fund L.P.

Statements of Financial Condition

September 30, 2016 (termination of operations) (liquidation basis)

and December 31, 2015

	September 30, 2016*	December 31, 2015
Assets:
Equity in trading account:
Cash (Note 3c)	$12,892,233	$10,682,114
Cash margin (Note 3c)	-	510,845

Total equity in trading account	12,892,233	11,192,959
Cash at bank	413	-

Total assets	$12,892,646	$11,192,959

Liabilities and Partners’ Capital:
Liabilities:
Net unrealized depreciation on open futures contracts	$-	$48,923
Accrued expenses:
Professional fees	16,560	18,530
Liquidation redemptions payable (Note 9)	12,876,086	-

Total liabilities	12,892,646	67,453

Partners’ Capital:
General Partner, 0.0000 Redeemable Units outstanding at September 30, 2016 and December 31, 2015	-	-
Limited Partners, 0.0000 and 8,009.6198
Redeemable Units outstanding at September 30, 2016 and December 31, 2015, respectively	-	11,125,506

Total partners’ capital (net asset value)	-	11,125,506

Total liabilities and partners’ capital	$12,892,646	$11,192,959

Net asset value per Redeemable Unit	$-	$1,389.02

* Presented on a liquidation basis of accounting.

See accompanying notes to financial statements.

JEM Master Fund L.P.

Condensed Schedule of Investments

December 31, 2015

Futures Contracts Purchased	Number of Contracts	Fair Value	% of Partners’ Capital
Energy	102	$(127,850)	(1.15)%
Grains	1,040	(573,528)	(5.16)
Livestock	238	326,580	2.94
Softs	345	122,639	1.10

Total futures contracts purchased		(252,159)	(2.27)

Futures Contracts Sold
Energy	102	146,740	1.32
Grains	1,040	565,990	5.09
Livestock	238	(392,010)	(3.52)
Softs	345	(117,484)	(1.06)

Total futures contracts sold		203,236	1.83

Net unrealized depreciation on open futures contracts		$(48,923)	(0.44)%

See accompanying notes to financial statements.

JEM Master Fund L.P.

Statements of Income and Expenses

for the period from January 1, 2016 to September 30, 2016 (termination of operations)

(liquidation basis) and for the years ended

December 31, 2015 and 2014

	2016*	2015	2014
Investment Income:
Interest income	$17,336	$2,556	$6,313

Expenses:
Clearing fees (Note 3c)	341,644	782,151	893,558
Professional fees	56,357	85,529	115,410

Total expenses	398,001	867,680	1,008,968

Net investment income (loss)	(380,665)	(865,124)	(1,002,655)

Trading Results:
Net gains (losses) on trading of commodity interests:
Net realized gains (losses) on closed contracts	(66,018)	3,998,940	(2,071,215)
Net change in unrealized gains (losses) on open contracts	48,923	(2,009,524)	837,441

Total trading results	(17,095)	1,989,416	(1,233,774)

Net income (loss)	$(397,760)	$1,124,292	$(2,236,429)

Net income (loss) per Redeemable Unit (Note 7)**	$(36.84)	$58.40	$(53.15)

Weighted average Redeemable Units outstanding	9,772.0164	15,173.6041	30,627.8021

* Presented on a liquidation basis of accounting.

**Represents the change in pre-liquidation net asset value per Redeemable Unit before distribution of interest income to feeder funds.

See accompanying notes to financial statements.

JEM Master Fund L.P.

Statements of Changes in Partners’ Capital

for the period from January 1, 2016 to September 30, 2016 (termination of operations)

(liquidation basis) and for the years ended

December 31, 2015 and 2014

Partners’ Capital
Partners’ Capital, December 31, 2013	$44,476,720
Net income (loss)	(2,236,429)
Subscriptions of 897.7134 Redeemable Units	1,139,670
Redemptions of 10,580.7404 Redeemable Units	(13,497,644)
Distribution of interest income to feeder funds	(6,313)

Partners’ Capital, December 31, 2014	29,876,004
Net income (loss)	1,124,292
Subscriptions of 376.4373 Redeemable Units	525,000
Redemptions of 14,815.3181 Redeemable Units	(20,397,317)
Distribution of interest income to feeder funds	(2,473)

Partners’ Capital, December 31, 2015	11,125,506
Net income (loss)	(397,760)
Subscriptions of 4,135.5644 Redeemable Units	5,613,940
Redemptions of 12,145.1842 Redeemable Units	(16,324,901)
Distribution of interest income to feeder funds	(16,785)

Partners’ Capital, September 30, 2016*	$-

Net asset value per Redeemable Unit:

2014:	$1,330.87

2015:	$1,389.02

2016**:	$1,350.46

* Presented on a liquidation basis of accounting.

**Pre-liquidation net asset value per Redeemable Unit.

See accompanying notes to financial statements.

JEM Master Fund L.P.

Notes to Financial Statements (Liquidation Basis)

1.	Partnership Organization:

JEM Master Fund L.P. (the “Master”) was a limited partnership organized under the partnership laws of the State of Delaware on December 21, 2010, to engage in the speculative trading of a diversified portfolio of commodity interests, including futures, options on futures, forwards, options on forwards, spot and swap contracts, cash commodities and any other rights or interests pertaining thereto including interest in commodity pools. The sectors traded included energy, grains, indices, livestock, metals and softs. The commodity interests that were traded by the Master were volatile and involved a high degree of market risk. The General Partner (as defined below) may have invested up to all of the Master’s assets in United States (“U.S.”) Treasury bills and/or money market mutual funds, including money market mutual funds managed by Morgan Stanley or its affiliates. The Master was authorized to sell an unlimited number of redeemable units of limited partnership interest (“Redeemable Units”). The Redeemable Units of the Master were used solely for accounting purposes and did not represent units issued legally. The Master terminated operations on September 30, 2016. As a result, the Master changed its basis of accounting from the going concern basis to a liquidation basis. Liquidation basis accounting requires the Master to record assets and liabilities at values to be received or paid in liquidation.

Ceres Managed Futures LLC, a Delaware limited liability company, acted as the general partner (the “General Partner”) and commodity pool operator of the Master. The General Partner is wholly owned by Morgan Stanley Smith Barney Holdings LLC (“MSSB Holdings”). MSSB Holdings is ultimately owned by Morgan Stanley. Morgan Stanley is a publicly held company whose shares are listed on the New York Stock Exchange. Morgan Stanley is engaged in various financial services and other businesses. Prior to June 28, 2013, Morgan Stanley indirectly owned a majority equity interest in MSSB Holdings and Citigroup Inc. indirectly owned a minority equity interest in MSSB Holdings. Prior to July 31, 2009, the date as of which MSSB Holdings became its owner, the General Partner was wholly owned by Citigroup Financial Products Inc., a wholly owned subsidiary of Citigroup Global Markets Holdings Inc., the sole owner of which is Citigroup Inc. Prior to its termination on September 30, 2016, all trading decisions for the Master were made by the Advisor (as defined below).

On January 1, 2011 (commencement of trading operations), Emerging CTA Portfolio L.P. (“Emerging CTA”) allocated a portion of its capital to the Master. Emerging CTA purchased 19,624.4798 Redeemable Units with cash equal to $19,624,480. On May 1, 2011, Commodity Advisors Fund L.P. (“Commodity Advisors”) purchased 12,594.1917 Redeemable Units with cash equal to $12,753,614. On August 1, 2013, Tactical Diversified Futures Fund L.P. (“Tactical Diversified”) allocated a portion of its capital to the Master. Tactical Diversified purchased 11,968.0895 Redeemable Units with cash equal to $15,820,000. On October 31, 2013, Emerging CTA fully redeemed its investment in the Master for cash equal to $4,400,956. The Master permitted commodity pools managed by JE Moody & Company LLC (the “Advisor”) using the JEM Commodity Relative Value Program, a proprietary, systematic trading program, to invest together in one trading vehicle.

For the period from January 1, 2016 through September 30, 2016 (termination of operations), the Master’s commodity broker was Morgan Stanley & Co. LLC (“MS&Co.”) a registered futures commission merchant. The Master also deposited a portion of its cash in a non-trading account at JPMorgan Chase Bank, N.A.

In July 2015, the General Partner delegated certain administrative functions to SS&C Technologies, Inc., a Delaware corporation, currently doing business as SS&C GlobeOp (the “Administrator”). Pursuant to a master services agreement, the Administrator furnished certain administrative, accounting, regulatory reporting, tax and other services as agreed from time to time. In addition, the Administrator maintained certain books and records of the Master.

On September 22, 2016, the Master and the General Partner terminated the Management Agreement by and among the Advisor, the Master and the General Partner effective the close of business on September 30, 2016. As a result, the Master changed its basis of accounting from going concern basis to the liquidation basis.

JEM Master Fund L.P.

Notes to Financial Statements (Liquidation Basis)

Prior to its termination on September 30, 2016 and as of December 31, 2015, the Master operated under a structure where its investors consisted of Tactical Diversified and Commodity Advisors (each a “Feeder”, collectively the “Funds”). Tactical Diversified and Commodity Advisors owned approximately 70.3% and 29.7% of the Master based on its pre-liquidation net asset value at September 30, 2016, respectively. Tactical Diversified and Commodity Advisors owned approximately 61.0% and 39.0% of the Master at December 31, 2015, respectively.

The Master was liquidated under certain circumstances as defined in the limited partnership agreement of the Master (the “Limited Partnership Agreement”).

2.	Basis of Presentation and Summary of Significant Accounting Policies:

a.

Use of Estimates. The preparation of financial statements and accompanying notes in conformity with accounting principles generally accepted in the United States of America (“GAAP”) requires the General Partner to make estimates and assumptions that affect the reported amounts of assets and liabilities, income and expenses, and related disclosures of contingent assets and liabilities in the financial statements and accompanying notes. As a result, actual results could differ from these estimates.

The financial statements of the Master as of September 30, 2016 and for the period from January 1, 2016 to September 30, 2016 are prepared using the liquidation basis of accounting. The liquidation basis of accounting requires the Master to record assets and liabilities at the values expected to be received or paid in liquidation. The change in basis of accounting from the going concern basis to the liquidation basis did not have a material effect on the Master’s carrying value of assets and liabilities or its result of operations. All carrying values are expected to be realized by management during liquidation. Also, the liquidation basis of accounting requires the financial statements to include a statement of net assets available to shareholders or changes in net assets available. The Statements of Changes in Partners’ Capital (included herein) presents the same information and thus the financial statements include a statement of changes in net assets available to shareholders for the period from January 1, 2016 to September 30, 2016.

b.	Statement of Cash Flows. The Master is not required to provide a Statement of Cash Flows.

c.

Master’s Investments. All commodity interests of the Master, including derivative financial instruments and derivative commodity instruments, were held for trading purposes. The commodity interests were recorded on the trade date and open contracts were recorded at fair value (as described in Note 5, “Fair Value Measurements”) at the measurement date. Investments in commodity interests denominated in foreign currencies were translated into U.S. dollars at the exchange rates prevailing at the measurement date. Gains or losses were realized when contracts were liquidated and were determined using the first-in, first-out method. Unrealized gains or losses on open contracts were included as a component of equity in trading account in the Statements of Financial Condition. Net realized gains or losses and net change in unrealized gains or losses were included in the Statements of Income and Expenses.

d.

Income and Expenses Recognition. All of the income and expenses and realized and unrealized gains and losses on trading of commodity interests were determined on each valuation day and allocated pro-rata among the Funds at the time of such determination.

e.

Income Taxes. Income taxes have not been listed as each partner is individually liable for the taxes, if any, on its share of the Master’s income and expenses. The General Partner concluded that no provision for income tax is required in the Master’s financial statements. The Master files U.S. federal and various state and local tax returns. No income tax returns are currently under examination. The 2012 through 2015 tax years remain subject to examination by U.S. federal and most state tax authorities. The 2016 tax return, once filed, will be subject to examination for four years. The General Partner does not believe that there are any uncertain tax positions that require recognition of a tax liability.

JEM Master Fund L.P.

Notes to Financial Statements (Liquidation Basis)

f.

Investment Company Status. Effective January 1, 2014, the Master adopted Accounting Standards Update (“ASU”) 2013-08, “Financial Services—Investment Companies (Topic 946): Amendments to the Scope, Measurement and Disclosure Requirements” and based on the General Partner’s assessment, the Master had been deemed to be an investment company since inception. Accordingly, the Master followed the investments company accounting and reporting guidance of Topic 946 and reflected its investment at fair value with unrealized gains and losses resulting from changes in fair value reflected in the Statements of Income and Expenses.

g.

Net Income (Loss) per Redeemable Unit. Net income (loss) per Redeemable Unit was calculated in accordance with Accounting Standards Codification (“ASC”) 946, “Financial Services — Investment Companies.” See Note 7, “Financial Highlights.”

h.

Fair Value of Financial Instruments. The carrying value of the Master’s assets and liabilities presented in the Statements of Financial Condition that qualify as financial instruments under the Financial Accounting Standards Board (“FASB”) ASC 825, “Financial Instruments,” approximates the fair value due to the short term nature of such balances.

i.

Subsequent Events. The General Partner evaluates events that occur after the balance sheet date but before financial statements are issued. The General Partner has assessed the subsequent events through the date of issuance and determined that, other than as referenced in Note 9, “Liquidation of the Master,” there were no subsequent events requiring adjustment to or disclosure in the financial statements.

JEM Master Fund L.P.

Notes to Financial Statements (Liquidation Basis)

3.	Agreements:

a.	Limited Partnership Agreement:

The General Partner administered the business and affairs of the Master, including selecting one or more advisors to make trading decisions for the Master.

b.	Management Agreement:

The General Partner, on behalf of the Master, entered into a management agreement (the “Management Agreement”) with the Advisor, a registered commodity trading advisor. The Advisor was not affiliated with the General Partner or MS&Co. and was not responsible for the organization or operation of the Master. The Management Agreement provided that the Advisor had sole discretion in determining the investment of the assets of the Master. All management fees in connection with the Management Agreement were borne by the Funds. The Management Agreement was in effect until September 30, 2016, when the Master terminated operations.

c.	Customer Agreement:

During the third quarter of 2013, the Master entered into a Customer Agreement with MS&Co. (the “Customer Agreement”).

Under the Customer Agreement, the Master paid MS&Co. trading fees for the clearing and, where applicable, the execution of transactions as well as exchange, clearing, user, give-up, floor brokerage and National Futures Association fees (collectively, the “clearing fees”), which were borne by the Master and allocated to the Funds. All other fees were borne by the Funds. All of the Master’s assets available for trading in commodity interests were deposited in the Master’s account at MS&Co. The Master’s cash available for trading in commodity interests was deposited by MS&Co. in segregated bank accounts to the extent required by Commodity Futures Trading Commission regulations. At September 30, 2016 and December 31, 2015, the amount of cash held by the Master for margin requirements was $0 and $510,845, respectively. The Customer Agreement was in effect until September 30, 2016, when the Master terminated operations.

JEM Master Fund L.P.

Notes to Financial Statements (Liquidation Basis)

4.	Trading Activities:

The Master was formed for the purpose of trading contracts in a variety of commodity interests, including derivative financial instruments and derivative commodity interests. The results of the Master’s trading activities are shown in the Statements of Income and Expenses.

The Customer Agreement gave the Master the legal right to net unrealized gains and losses on open futures and forward contracts. The Master netted, for financial reporting purposes, the unrealized gains and losses on open futures and forward contracts in the Statements of Financial Condition as the criteria under ASC 210-20, “Balance Sheet,” were met.

All of the commodity interests owned by the Master were held for trading purposes. The monthly average number of futures contracts traded during the nine months ended September 30, 2016 and for the year ended December 31, 2015 were 3,152 and 5,803 respectively.

The following table summarizes the gross and net amounts recognized relating to assets and liabilities of the Master’s derivatives and their offsetting subject to master netting or similar arrangements as of December 31, 2015. The Master didn’t hold any derivative instruments as of September 30, 2016 (termination of operations).

December 31, 2015	Gross Amounts Recognized	Gross Amounts Offset in the Statements of Financial Condition	Amounts Presented in the Statements of Financial Condition	Gross Amounts Not Offset in the Statements of Financial Condition		Net Amount
				Financial Instruments	Cash Collateral Received/ Pledged *

Assets
Futures	$1,258,709	$(1,258,709)	$-	$-	$-	$-

Total assets	$1,258,709	$(1,258,709)	$-	$-	$-	$-

Liabilities
Futures	$(1,307,632)	$1,258,709	$(48,923)	$-	$-	$(48,923)

Total liabilities	$(1,307,632)	$1,258,709	$(48,923)	$-	$-	$(48,923)

Net fair value						$(48,923)*

*

In the event of default by the Master, MS&Co., the Master’s commodity futures broker and the sole counterparty to the Master’s off exchange-traded contracts, as applicable, had the right to offset the Master’s obligation with the Master’s cash and/or U.S. Treasury bills held by MS&Co., thereby minimizing MS&Co.’s risk of loss. There was no collateral posted by MS&Co. and as such, in the event of default by MS&Co., the Master was exposed to the amount shown in the Statements of Financial Condition. In the case of exchange-traded contracts, the Master’s exposure to counterparty risk may have been reduced since the exchange’s clearinghouse interposes its credit between buyer and seller and the clearinghouse’s guarantee may have been available in the event of a default.

JEM Master Fund L.P.

Notes to Financial Statements (Liquidation Basis)

The following table indicates the gross fair values of derivative instruments of futures contracts as separate assets and liabilities as of December 31, 2015. The Master didn’t hold any derivative instruments as of September 30, 2016 (termination of operations).

Asset	December 31, 2015
Futures Contracts
Energy	$150,750
Grains	594,130
Livestock	330,440
Softs	183,389

Total unrealized appreciation on open futures contracts	1,258,709

Liabilities
Futures Contracts
Energy	(131,860)
Grains	(601,668)
Livestock	(395,870)
Softs	(178,234)

Total unrealized depreciation on open futures contracts	(1,307,632)

Net unrealized depreciation on open futures contracts	$(48,923)*

*	This amount is in “Net unrealized depreciation on open futures contracts” in the Statements of Financial Condition.

The following table indicates the trading gains and losses, by market sector, on derivative instruments for the nine months ended September 30, 2016 (termination of operations) and for the years ended December 31, 2015 and 2014.

Sector	2016	2015	2014
Energy	$507,294	$3,328,144	$(1,896,176)
Grains	(147,956)	60,497	173,473
Livestock	(404,345)	(690,101)	880,085
Metals	9,050	231,513	(140,413)
Softs	18,862	(940,637)	(250,743)

Total	$(17,095)**	$1,989,416 **	$(1,233,774)**

**	This amount is in “Total trading results” in the Statements of Income and Expenses.

JEM Master Fund L.P.

Notes to Financial Statements (Liquidation Basis)

5.	Fair Value Measurements:

Master’s Fair Value Measurements. Fair value is defined as the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date under current market conditions. The fair value hierarchy gives the highest priority to unadjusted quoted prices in active markets for identical assets or liabilities (Level 1) and the lowest priority to fair values derived from unobservable inputs (Level 3). The level in the fair value hierarchy within which the fair value measurement in its entirety falls shall be determined based on the lowest level input that is significant to the fair value measurement in its entirety.

The fair value of exchange-traded futures, forward and option contracts is determined by the various exchanges, and reflects the settlement price for each contract as of the close of business on the last business day of the reporting period. The fair value of foreign currency forward contracts is extrapolated on a forward basis from the spot prices quoted as of approximately 3:00 P.M. (E.T.) on the last business day of the reporting period from various exchanges. The fair value of non-exchange-traded foreign currency option contracts is calculated by applying an industry standard model application for options valuation of foreign currency options, using as input the spot prices, interest rates, and option implied volatilities quoted as of approximately 3:00 P.M. (E.T.) on the last business day of the reporting period. U.S. Treasury bills are valued at the last available bid price received from independent pricing services as of the close of the last business day of the reporting period.

The Master considered prices for exchange-traded commodity futures, forward and option contracts to be based on unadjusted quoted prices in active markets for identical assets and liabilities (Level 1). The values of U.S. Treasury bills, non-exchange-traded forwards, swap and certain option contracts for which market quotations were not readily available were priced by broker quotes or pricing services that derived fair values for those assets and liabilities from observable inputs (Level 2). As of September 30, 2016 and December 31, 2015 and for the nine months ended September 30, 2016 (termination of operations) and for the year ended December 31, 2015, the Master did not hold any derivative instruments for which market valuations were not readily available and that were priced by broker quotes or pricing services that derive fair values for these assets and liabilities from observable inputs (Level 2) or that were priced at fair value using unobservable inputs through the application of the General Partner’s assumptions and internal valuation pricing models (Level 3). Transfers between levels are recognized at the end of the reporting period. During the reporting periods, there were no transfers of assets or liabilities between Level 1 and Level 2. The Master did not hold any investments as of September 30, 2016 (termination of operations).

December 31, 2015	Total	Level 1	Level 2	Level 3

Assets
Futures	$1,258,709	$1,258,709	$-	$-

Total assets	$1,258,709	$1,258,709	$-	$-

Liabilities
Futures	$(1,307,632)	$(1,307,632)	$-	$-

Total liabilities	$(1,307,632)	$(1,307,632)	$-	$-

JEM Master Fund L.P.

Notes to Financial Statements (Liquidation Basis)

6.	Subscriptions, Distributions and Redemptions:

Subscriptions were accepted monthly from investors who became limited partners on the first day of the month after their subscriptions were processed. Generally, a limited partner withdrew all or part of its capital contribution and undistributed profits, if any, from the Master as of the end of any month (the “Redemption Date”) after a request for redemption had been made to the General Partner at least three days in advance of the Redemption Date. Such withdrawals were classified as a liability when the limited partner elected to redeem and inform the Master. However, a limited partner also had the right to request a withdrawal as of the end of any day if such request was received by the General Partner at least three days in advance of the proposed withdrawal day.

7.	Financial Highlights:

Financial highlights for the limited partner class as a whole for the period from January 1, 2016 through September 30, 2016 (termination of operations) and for the years ended December 31, 2015 and 2014 were as follows:

Per Redeemable Unit Performance (for a unit outstanding throughout the period/year):*	2016	2015	2014
Net realized and unrealized gains (losses)	$2.12	$122.02	$(19.45)
Net investment loss	(38.96)	(63.62)	(33.70)

Increase (decrease) for the period/year	(36.84)	58.40	(53.15)
Distribution of interest income to feeder funds	(1.72)	(0.25)	(0.19)
Net asset value per Redeemable Unit, beginning of period/year	1,389.02	1,330.87	1,384.21

Net asset value per Redeemable Unit, end of period/year**	1,350.46	1,389.02	1,330.87
Liquidation redemption per Redeemable Unit at September 30, 2016	(1,350.46)	-	-

Ending net asset value per Redeemable Unit	$-	$1,389.02	$1,330.87

	2016***	2015	2014
Ratios to Average Limited Partners’ Capital:
Net investment loss****	(4.0)%	(4.4)%	(2.6)%

Operating expenses	4.2%	4.4%	2.6%

Total Return	(2.7)%	4.4%	(3.9)%

*

Net investment loss per Redeemable Unit is calculated by dividing the expenses net of interest income by the average number of Redeemable Units outstanding during the period. The net realized and unrealized gains (losses) per Redeemable Unit is a balancing amount necessary to reconcile the change in net asset value per Redeemable Unit with the other per unit information.

**	Calculated based on pre-liquidation redemption net asset value per Redeemable Unit.

***	Annualized, except for total return.

****	Interest income less total expenses.

The above ratios and total return may vary for individual investors based on the timing of capital transactions during the period. Additionally, these ratios were calculated for the limited partner class using the limited partners’ share of income, expenses and average partners’ capital.

JEM Master Fund L.P.

Notes to Financial Statements (Liquidation Basis)

8.	Financial Instrument Risks:

In the normal course of business, the Master was party to financial instruments with off-balance sheet risk, including derivative financial instruments and derivative commodity instruments. These financial instruments may have included forwards, futures, options and swaps, whose values were based upon an underlying asset, index, or reference rate, and generally represented future commitments to exchange currencies or cash balances, or to purchase or sell other financial instruments at specific terms at specified future dates, or, in the case of derivative commodity instruments, to have a reasonable possibility to be settled in cash, through physical delivery or with another financial instrument. These instruments may have been traded on an exchange, a swap execution facility, or over-the-counter (“OTC”). Exchange-traded instruments included futures and certain standardized forward, swap and option contracts. Certain swap contracts may also have been traded on a swap execution facility or OTC. OTC contracts were negotiated between contracting parties and also included certain forward and option contracts. Each of these instruments was subject to various risks similar to those related to the underlying financial instruments, including market and credit risk. In general, the risks associated with OTC contracts were greater than those associated with exchange-traded instruments because of the greater risk of default by the counterparty to an OTC contract. During the periods covered by this report, none of the Master’s contracts were traded OTC.

Futures Contracts. The Master traded futures contracts. A futures contract is a firm commitment to buy or sell a specified quantity of investments, currency or a standardized amount of a deliverable grade commodity, at a specified price on a specified future date, unless the contract is closed before the delivery date or if the delivery quantity is something where physical delivery cannot occur (such as the S&P 500 Index), whereby such contract is settled in cash. Payments (“variation margin”) may have been made or received by the Master each business day, depending on the daily fluctuations in the value of the underlying contracts, and were recorded as unrealized gains or losses by the Master. When the contract was closed, the Master recorded a realized gain or loss equal to the difference between the value of the contract at the time it was opened and the value at the time it was closed. Transactions in futures contracts require participants to make both initial margin deposits of cash or other assets and variation margin deposits, through the futures broker, directly with the exchange on which the contracts are traded. Net realized gains (losses) and net change in unrealized gains (losses) on futures contracts are included in the Statements of Income and Expenses.

Market risk is the potential for changes in the value of the financial instruments traded by the Master due to market changes, including interest and foreign exchange rate movements and fluctuations in commodity or security prices. Market risk is directly impacted by the volatility and liquidity in the markets in which the related underlying assets were traded. The Master was exposed to a market risk equal to the value of futures and forward contracts purchased and unlimited liability on such contracts sold short.

Credit risk is the possibility that a loss may occur due to the failure of a counterparty to perform according to the terms of a contract. The Master’s risk of loss in the event of counterparty default was typically limited to the amounts recognized in the Statements of Financial Condition and was not represented by the contract or notional amounts of the instruments. The Master’s risk of loss was reduced through the use of legally enforceable master netting agreements with counterparties that permitted the Master to offset unrealized gains and losses and other assets and liabilities with such counterparties upon the occurrence of certain events. The Master had credit risk and concentration risk during the reporting period and prior periods, as MS&Co. or an MS&Co. affiliate was the sole counterparty or broker with respect to the Master’s assets. Credit risk with respect to exchange-traded instruments was reduced to the extent that through MS&Co., the Master’s counterparty was an exchange or clearing organization.

JEM Master Fund L.P.

Notes to Financial Statements (Liquidation Basis)

The General Partner monitored and attempted to control the Master’s risk exposure on a daily basis through financial, credit and risk management monitoring systems and, accordingly, believed that it had effective procedures for evaluating and limiting the credit and market risks to which the Master may have been subject. These monitoring systems generally allowed the General Partner to statistically analyze actual trading results with risk-adjusted performance indicators and correlation statistics. In addition, online monitoring systems provided account analysis of futures, forward and option contracts by sector, margin requirements, gain and loss transactions and collateral positions.

The majority of these instruments matured within one year of the inception date. However, due to the nature of the Master’s business, these instruments may not have been held to maturity.

9.	Liquidation of the Master:

Initial payment of the Master’s liquidation redemptions payable to the Funds was made on October 4, 2016, with an additional payment made on October 24, 2016 and the remainder paid on October 25, 2016.